January  1, 1994



KCS Industries, L.P.
500 Post Road East
Westport, CT 06880

          Re:  Management Contract

Gentlemen:

          We refer to that certain management contract (the "Contract") dated July 1, 1987, between KCS Industries, L.P., a Connecticut limited partnership ("KCS"), and Terex Corporation, a Delaware corporation ("Terex"), as amended, pursuant to which KCS provides administrative, financial, marketing, technical, real estate and legal services to Terex and its subsidiaries, as well as providing assistance in the evaluation, negotiation and consummation of potential acquisitions of other companies, products and processes, as well as the development of new areas of business for Terex. For the services of KCS pursuant to the Contract, Terex pays KCS an annual fee, plus the reimbursement of all out-of-pocket expenses incurred by KCS in fulfilling the Contract.

          Terex desires to suspend the management services provided by KCS to Terex pursuant to the Contract (the "Suspension") effective as of the close of business on December31, 1993, such that KCS shall provide no further services to, and receive no further fees or expenses from, Terex thereunder after such date, except as may be otherwise set forth below, and Terexdesires to terminate the Contract (the "Termination") effective as of the close of business on December 31, 1993 upon the approval by the stockholders of Terex (the "Terex Stockholders")of the Issuance (as defined below).

          In consideration of the agreement of KCS to the Suspension and the Termination of the Contract prior to the expiration date of the Contract and otherwise than pursuant to the terms of the Contract, Terex hereby agrees to issue (the "Issuance"), subject to the approval of the Issuance by the Terex Stockholders, 38,800 shares of its Series B Cumulative Redeemable Convertible Preferred Stock (the "Preferred Stock") and 38,800Common Stock Purchase Warrants (the "Warrants") to Randolph W. Lenz, and 25,500 shares of Preferred Stock and 25,500 Warrants to each of David J. Langevin and Marvin B. Rosenberg (Messrs. Lenz, Langevin and Rosenberg being executives of KCS), with appropriate and standard registration rights. The terms of the Preferred Stock will be substantially similar to those of the Terex's Series A Cumulative Redeemable Convertible Preferred Stock (the "Series A Stock"), although the Preferred Stock will be junior in payment of dividends and liquidation preference to the Series AStock, and the terms of the Warrants will be substantially similar to the terms of Terex's Common Stock Purchase Warrantssold in Terex's private placement consummated on December 20,1993. Terex also agrees, effective January 1, 1994, to employ Messrs. Langevin and Rosenberg as executives of Terex with such compensation as may be agreed upon by Terex and Messrs. Langevinand Rosenberg, respectively.

          Terex further agrees that if the Issuance is not approved by the Terex Stockholders, (i) the suspension will be of no further force or effect, (ii) the Termination will not occur and (iii) the Contract will be restored in full force and effect, all effective as of the date of the failure of the Terex Stockholders to approve the Issuance, and Terex agrees that it shall once again be obligated to pay all fees and expenses pursuant to the terms of the Contract from that date forward. Terex also agrees that if the Issuance is not approved by the Terex Stockholders, it will endeavor to achieve an alternate agreement with KCS to terminate the Contract.

                                        TEREX CORPORATION


                               By:
                                        Name: Ronald M. DeFeo
                                        Title: President and
                                        Chief Executive Officer


AGREED AND ACCEPTED:

KCS INDUSTRIES, L.P.

By:  KCS INDUSTRIES, L.C.
          as General Partner


     By:
     Name